Exhibit F.1


August 27, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

  	Re:  	Northeast Utilities - SEC File Number 70-

Ladies and Gentlemen:

	I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"), Northeast Generation Service Company ("NGS") and Select Energy, Inc. ("Select" and together with NU and NGS, the "Applicants"). I have acted as counsel for the Applicants in connection with their Form U-1 Application/Declaration ("Declaration"), filed this date with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935 ("1935 Act") with respect to the proposed transactions described therein ("Proposed Transactions"). In the Declaration, the Applicants are seeking authority under the 1935 Act in connection with the acquisition by Northeast Generation Company ("NGC") of certain generating assets that are currently owned by The Connecticut Light and Power Company ("CL&P) and Western Massachusetts Electric Company ("WMECO"). Specifically, NU is requesting authority to enter into two assumption agreements (collectively, the "Assumption Agreement") in connection with the acquisition. In addition, NU asks the Commission to find that, upon the consummation of the acquisition, NU will continue to satisfy the terms of the
safe harbor under Rule 53.   In the alternative, NU is requesting the
Commission to find that the acquisition-related financing will not have a substantial adverse impact upon the financial integrity of the registered holding company system and will not have an adverse impact on any utility subsidiary of the registered holding company, or its customers, or on the ability of State commissions to protect such subsidiary or customers, as required by Rule 52(c). Finally, to the extent such transactions are not authorized by rule or otherwise, the Applicants are seeking authority for Select and NGS to provide certain services to NGC at other than cost.

        In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of the Applicants, certificates of public officials and of officers of the Applicants, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

       The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts, the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts nor of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of such Commonwealth and State, although I have made a study of relevant laws of such Commonwealth and State. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State.

      Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out in accordance with the Declaration, I am of the opinion that, when the Commission shall have entered an order granting the
Declaration:

	(a) all State laws applicable to the Proposed Transactions will have been complied with;

	(b) NU is validly organized and existing under the laws of the Commonwealth of Massachusetts. NGC is validly organized and existing under the laws of the State of Connecticut;

	(c) The Financing Guaranty and the Assumption Agreement will be valid and binding obligations of NU in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and to the effect of general principles of equity; and

	(d) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,
/s/ Jeffrey C. Miller
Jeffrey C. Miller
Assistant General Counsel